COMMON STOCK AND WARRANT PURCHASE AGREEMENT

THIS COMON STOCK AND WARRANT PURCHASE AGREEMENT is made as of the 29th day of January, 2009, by and between Flint Telecom Group, Inc. (the “Company”), a corporation organized under the laws of the state of Nevada, with its executive offices at 3390 Peachtree Rd. NE, Suite 1000, Atlanta, GA 30326, and Redquartz Atlanta, LLC, an entity incorporated in the state of ___________ and whose address is set forth on the signature page hereof (the “Investor”).

IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and the Investor agree as follows:

SECTION 1.  Authorization of Sale of the Shares. Subject to the terms and conditions of this Agreement, the Company has authorized the sale to the Investor five million four hundred fifty four thousand, four hundred fifty four (5,454,545) shares of common stock, $0.01 par value, of the Company (the “Shares”) and three million, seven hundred fifty thousand (3,750,000) warrants to purchase shares of common stock at $0.40 per share, having a three year term and a cashless exercise provision, as set forth in more detail in the Warrant Certificate, attached hereto as Exhibit A (the “Warrants”) as set forth on the signature page hereof.

SECTION 2.  Agreement to Sell and Purchase the Shares.  At the Closing (as defined in Section 3), the Company will sell the Shares and Warrants (together, the “Securities”) to the Investor, and the Investor will buy the Shares from the Company, upon the terms and conditions hereinafter set forth, at a price of twenty seven and one half cents ($0.275) per Share for an aggregate purchase price set forth on the signature page hereof.  The Investor acknowledges that the Closing price of its common shares on the OTC Bulletin Board on January 13, 2009 was $0.26.

SECTION 3.  Delivery of Shares at the Closing.  The completion of the purchase and sale of the Shares and the Warrants (the “Closing”) shall occur simultaneously with the execution of stock purchase agreements for the purchase of Shares and Warrants (the “Closing Date”).  At the Closing, the Company will issue to the Investor one or more stock certificates representing the Shares and the Warrants registered in the name of the Investor, or in such nominee name(s) as designated by the Investor in writing.  The name(s) in which the stock certificates are to be registered are set forth in the Stock Certificate Questionnaire attached hereto as Appendix I.  The Company’s obligation to complete the purchase and sale of the Shares being purchased hereunder and deliver such certificates to the Investor at the Closing shall be subject to the following conditions, any one or more of which may be waived by the Company: (a) receipt by the Company of same-day funds in the full amount of the purchase price for the Shares being purchased hereunder; (b) the accuracy in all material respects of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to or at the Closing, and (c) the Company agreeing to accept the Investor’s subscription prior to or at the Closing.  The Investor’s obligation to accept delivery of such certificates and to pay for the Shares and Warrants evidenced thereby shall be subject to the accuracy in all material respects of the representations and warranties made by the Company herein and the fulfillment of those undertakings of the Company to be fulfilled prior to or at the Closing.

SECTION 4.  Representations, Warranties and Covenants of the Company.  The Company hereby represents and warrants to, and covenants with, the Investor as follows:

4.1           Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada.  Each of the Company and its subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not and could not reasonably be expected to have a material adverse effect.

4.2           Authorized Capital Stock.  The authorized capital stock of the Company consists of 100,000,000 common shares.  The number of common shares and all subscriptions, warrants, options, convertible securities, and other rights to purchase or otherwise acquire equity securities of the Company issued and outstanding as at September 30, 2008, are as set forth in the unaudited financial statements of the Company for the quarter ended September 30, 2008 as provided to the Investor in the Information Documents.  The Company has reserved from its duly authorized capital stock the maximum number of shares of common stock issuable pursuant to this Agreement.

4.3           Issuance, Sale and Delivery of the Shares.  The Shares and Warrants being purchased hereunder have been duly authorized, and when issued, delivered and paid for in the manner set forth in this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

4.4           Due Execution, Delivery and Performance of the Agreements.  The Company has full legal right, corporate power and authority to enter into this Agreement and perform the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by the Company.  The consummation by the Company of the transactions herein contemplated will not violate any provision of the organizational documents of the Company.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions herein contemplated will not result in the creation of any lien, charge, security interest or encumbrance upon any assets of the Company pursuant to the terms or provisions of, or conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any material agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which the Company is a party or by which the Company or any of its properties may be bound or affected and in each case which individually or in the aggregate would have a material adverse effect on the condition (financial or otherwise), properties, business, prospects, or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or any statute or any authorization, judgement, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to the Company or any of its respective properties.  Upon its execution and delivery, and assuming the valid execution thereof by the Investor, this Agreement will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.5.           Integration, etc.  The Company has not in the past nor will it hereafter take any action to sell, offer for sale or solicit offers to buy any securities of the Company which would bring the offer, issuance or sale of the Shares, as contemplated by this Agreement, within the provisions of Section 5 of the Securities Act.  Neither the Company nor any of its Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) which is or could be integrated with the sale of the Shares in a manner that would require the registration under the Securities Act of the Shares  which form the Shares or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in  Regulation D under the Securities Act) in connection with the offering of the Shares or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

4.6           Compliance with Securities Laws.  Subject to the accuracy of the representations and warranties of the Investor contained herein, the issuance of the Shares and Warrants to the Investor hereunder is exempt from the registration and prospectus delivery requirements of the Securities Act.

4.7           Additional Information.  The Company has made available to the Investor a true and complete copy of each report, schedule, and definitive proxy statement filed by the Company with the Securities and Exchange Commission (the “Commission) under the Securities Exchange Act of 1934 (the “Exchange Act”) (as such documents have since the time of their filing been amended).

4.9           Deliveries at Closing. The Company shall have delivered to the Investor a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the issuance of the Shares and Warrants, certifying the current versions of the articles of the Company and certifying as to the signatures and authority of persons signing the Agreements and related documents on behalf of the Company.

4.10Most Favored Nations. During the time period beginning from the Closing Date and ending on the one (1) year anniversary of the Closing Date, if the Company issues common stock or securities convertible or exercisable into stock at a price (or conversion or exercise right) that is less than twenty seven and one half cents ($0.275) per share (the “Adjustment Price”), then, at the time of such issuance(s) the Company shall issue and deliver to the Investor, in proportion to the amount of Shares such Investor purchased, an additional number of shares of common stock pursuant to the following formula: the quotient determined by dividing (i) the Aggregate Amount by (ii) the Adjustment Price and then subtracted by the Shares (the “Adjustment Shares”). However, this provision shall not apply to (i) any convertible or exercisable securities currently issued and outstanding or which shall be issued and outstanding within the following ninety days from the Closing Date, (ii) any new issuances of common stock to executive officers or key employees of the Company, or (iii) any new issuances of securities exercisable into stock pursuant to the Company’s Stock Option Plan(s).

SECTION 5.  Representations, Warranties and Covenants of the Investor. In order to induce the Company to accept this Agreement, the Investor hereby represents and warrants to, and covenants with, the Company as follows:

5.1(a)                      The Investor has received and had the opportunity to review the Information Documents, and has been given access to full and complete information regarding the Company and has utilized such access to the Investor’s satisfaction for the purpose of obtaining such information regarding the Company as the Investor has reasonably requested; and, particularly, the Investor has been given reasonable opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of this Agreement and to obtain any additional information, to the extent reasonably available;

(b)           Except for the Company information described in the Information Documents, the Investor has not been furnished with any other materials or literature relating to the offer and sale of the Securities; except as set forth in this Agreement, no representations or warranties have been made to the Investor by the Company, or any agent, employee, or affiliate of the Company or such selling agent.

(c)           The Investor believes that an investment in the Securities is suitable for the Investor based upon the Investor investment objectives and financial needs.  The Investor (i) has adequate means for providing for the Investor’s current financial needs and personal contingencies; (ii) has no need for liquidity in this investment; (iii) at the present time, can afford a complete loss of such investment; and (iv) does not have an overall commitment to investments which are not readily marketable that is disproportionate to the Investor's net worth, and the Investor's investment in the Securities will not cause such overall commitment to become excessive.

(d)           The Investor, in reaching a decision to subscribe, has such knowledge and experience in financial and business matters that the Investor is capable of reading and interpreting financial statements and evaluating the merits and risk of an investment in the Securities and has the net worth to undertake such risks.

(e)           The Investor was not offered or sold the Securities, directly or indirectly, by means of any form of general advertising or general solicitation, including, but not limited to, the following:  (1) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar medium of or broadcast over television or radio; or (2) to the knowledge of the undersigned, any seminar or meeting whose attendees had been invited by any general solicitation or general advertising.

(f)           The Investor has obtained, to the extent the Investor deems necessary, the Investor’s own personal professional advice with respect to the risks inherent in the investment in the securities, and the suitability of an investment in the Securities in light of the Investor's financial condition and investment needs;

(g)           The Investor recognizes that the Securities as an investment involves a high degree of risk, including those set forth under the caption "Risk Factors" in our annual report filed with the Securities and Exchange Commission on Form 10K, and, in addition to those Risk Factors, the Risk Factors as listed in Appendix III of this Agreement.

5.2           The Investor represents and warrants to, and covenants with, the Company that: (i) the Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Securities, including investments in securities issued by the Company, and has requested, received, reviewed and understood all information it deems relevant in making an informed decision to purchase the Securities, including, without limitation, the information contained in the Information Documents; (ii) it acknowledges that the offering of the Securities pursuant to this Agreement has not been reviewed by the Commission or any state or Canadian regulatory authority; (iii) the Investor is acquiring the number of Securities set forth in the signature page hereto, for its own account for investment only and with no present intention of distributing any of the Securities the distribution thereof; (iv) the Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the securities which form such Securities except in compliance with the Securities Act, the Securities Act Rules and Regulations and any applicable state securities or blue sky laws; (v) the Investor has completed or caused to be completed the Stock Certificate Questionnaire, attached hereto as Appendix I, and the answers thereto are true and correct as of the date hereof; (vi) the Investor has, in connection with its decision to purchase the number of Securities set forth on the signature page hereof, not relied upon any representations or other information (whether oral or written) other than as set forth in the Information Documents and the representations and warranties of the Company contained herein; (vii) the Investor has had an opportunity to discuss this investment with representatives of the Company and ask questions of them and such questions have been answered to the full satisfaction of the Investor; and (viii) the Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act because such Investor meets at least one of the conditions set forth in Appendix II hereto.

5.3           The Purchase acknowledges that (1) the Securities have not been been registered under the provisions of the 1933 Act, and may not be transferred unless the Investor shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to Rule 144 promulgated under the 1933 Act; (2) any sale of the Securities made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such Securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the Securities and Exchange Commission (“Commission” or the “SEC”) thereunder; and (3) neither the Company nor any other person is under any obligation to register the Securities under the 1933 Act.

5.4           The Investor further represents and warrants to, and covenants with, the Company that (i) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, (ii) the Investor is duly organized, validly existing and in good standing under the laws of the its jurisdiction of organization, and (iii) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of the Investor enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.5(a)                      The Investor recognizes that an investment in the Securities is speculative and involves a high degree of risk, including a risk of total loss of the Investor’s investment. The Investor can bear the economic risk of this investment and can afford a complete loss thereof.  The Investor has such knowledge and prior substantial investment experience in financial and business matters, including investment in non-listed and non-registered securities, and has had the opportunity to read the SEC Documents and to evaluate the merits and risks of investment in the Company and the Shares.

(b)           All of the information provided to the Company or its agents or representatives concerning the Investor’s suitability to invest in the Company and the representations and warranties contained herein, are complete, true and correct as of the date hereof.  The Investor understands that the Company is relying on the statements contained herein to establish an exemption from registration under U.S. federal and state securities laws.

5.6           The address set forth in the signature page hereto is the Investor’s true and correct domicile.

5.7           Prior to the execution of this Purchase Agreement, the Investor and any affiliates of Investor have not participated in any hedging transactions involving the Company’s Common Stock and have not sold short any of the Company’s Common Stock. The Investor does not have a present intention to sell the Securities, nor a present arrangement or intention to effect any distribution of any of the Securities to or through any person or entity for purposes of selling, offering, distributing or otherwise disposing of any of the Securities.

5.8           The Investor understands and agrees that each certificate or other document evidencing any of the Securities shall be endorsed with the legend in substantially the form set forth below, as well as any other legends required by applicable law, and the Investor covenants that the Investor shall not transfer the Shares represented by any such certificate without complying with the restrictions on transfer described in the legends endorsed on such certificates:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS OR CANADIAN SECURITIES LAWS.  THESE SECURITIES MAY NOT BE TRANSFERRED UNLESS (A) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND REGISTERED OR QUALIFIED UNDER APPLICABLE STATE LAW AND, IF APPLICABLE, CANADIAN SECURITIES LAWS OR (B) EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS ARE AVAILABLE.  AS A CONDITION TO PERMITTING ANY TRANSFER OF THESE SECURITIES, THE COMPANY MAY REQUIRE THAT IT BE FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY TO THE EFFECT THAT NO REGISTRATION OR QUALIFICATIONS IS LEGALLY REQUIRED FOR SUCH TRANSFER.

5.9           The Investor agrees not to trade any of the Securities to any person or company before the date which is 6 months from the Closing Date.

5.10           The Investor may be required to bear the economic risk of the investment indefinitely because none of the Securities may be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or an exemption from registration is available. Any resale of any of the Securities can be made only pursuant to (i) a registration statement under the Securities Act which is effective and current at the time of sale or (ii) a specific exemption from the registration requirements of the Securities Act.  In claiming any such exemption, the Investor will, prior to any offer or sale or distribution of any Securities advise the Company and, if requested, provide the Company with a favorable written opinion of counsel, in form and substance satisfactory to counsel to the Company, as to the applicability of such exemption to the proposed sale or distribution.

5.11           The Investor understands that the exemption afforded by Rule 144 promulgated by the Commission under the Securities Act (“Rule 144”) will not become available for at least six months from the date of payment for the Shares and any sales in reliance on Rule 144, if then available, can be made only in accordance with the terms and conditions of that rule, including, among other things, a requirement that the Company then be subject to, and current, in its periodic filing requirements under the Exchange Act, and, among other things, a limitation on the amount of shares of Common Stock that may be sold in specified time periods and the manner in which the sale can be made; that, while the Company’s Common Stock is registered under the Exchange Act and the Company is presently subject to the periodic reporting requirements of the Exchange Act, there can be no assurance that the Company will remain subject to such reporting obligations or current in its filing obligations; and that, in case Rule 144 is not applicable to a disposition of the Shares, compliance with the registration provisions of the Securities Act or some other exemption from such registration provisions will be required.

5.12           The Investor has taken no action which would give rise to any claim by any person for brokerage commission, finder’s fees or similar payments by Investor relating to this Purchase Agreement or the transactions contemplated hereby.  The Company shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated hereby.  The Investor shall indemnify and hold harmless the Company, its employees, officers, directors, agents, and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney’s fees) and expenses suffered in respect of any such claimed or existing fees, as and when incurred.

5.13           The execution, delivery and performance of this Purchase Agreement by the Investor, and the consummation of the transactions contemplated hereby, will not (i) violate any provision of the Investor’s corporate organizational documents, (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of the effect of, otherwise, give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both) a default under, any contract or other agreement to which the Investor is a party or by or to which the Investor or any of the Investor’s assets or properties may be bound or subject, (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body by which the Investor, or the assets or properties of the Investor are bound and (iv) to the Investor’s knowledge, violate any statute, law or regulation, including but not limited to the USA Patriot Act.

SECTION 6.  Survival of Representatives, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Investor herein and in any certificates or documents delivered pursuant hereto or in connection herewith shall survive following the delivery to the Investor of the Shares being purchased and the payment therefor.

SECTION 7.  Reliance on Representations.  The Investor understands the meaning and legal consequences of the representations, warranties, agreements, covenants, and confirmations set out above and agrees that the subscription made hereby may be accepted in reliance thereon.  The Investor agrees to indemnify and hold harmless the Company and any selling agent (including for this purpose their employees, and each person who controls either of them within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended) from and against any and all loss, damage, liability or expense, including reasonable costs and attorney's fees and disbursements, which the Company, or such other persons may incur by reason of, or in connection with, any representation or warranty made herein not having been true when made, any misrepresentation made by the Investor or any failure by the Investor to fulfill any of the covenants or agreements set forth herein, in the Investor Questionnaire or in any other document provided by the Investor to the Company.

SECTION 8.  Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, confirmed facsimile or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as addressed as follows:

if to the Company, to:
Flint Telecom Group, Inc.
3390 Peachtree Rd. NE, Suite 1000
Atlanta, GA 30326
Facsimile: (408) 904-7699
Attention: Tali Durant, General Counsel

or to such other person at such other place as the Company shall designate to the Investor in writing; and if to the Investor, at its address as set forth at the end of this Agreement, or at such other address or addresses as may have been furnished to the Company in writing.

SECTION 9.  Changes.  This Agreement may not be modified or amended except pursuant to an instrument in writing, signed by the Company and the Investor.

SECTION 10.  Headings.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

SECTION 11.  Severability.  In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. If any such invalidity, unenforceability or illegality of a provision of this Purchase Agreement becomes known or apparent to any of the parties hereto, the parties shall negotiate promptly and in good faith in an attempt to make appropriate changes and adjustments to such provision specifically and this Purchase Agreement generally to achieve as closely as possible, consistent with applicable law, the intent and spirit of such provision specifically and this Purchase Agreement generally.

SECTION 12.  Governing Law. The corporate laws of the State of Nevada shall govern all issues concerning the relative rights of the Company and the Investors as its stockholders.  All other questions concerning this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.

SECTION 13.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but both of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. A facsimile signature of this Agreement shall be legal and binding on all parties hereto.

SECTION 14.  Entire Agreement.  This Agreement (including the attachments hereto) contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and is in full substitution for any and all prior oral or written agreements and understandings between them related to such subject matter, and neither party hereto shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any representations, indemnities, covenants or agreements except as specifically set forth herein.

SECTION 15.  Right of Acceptance.  The Investor acknowledges and agrees that the Company shall have the right, at its sole discretion, to accept or reject, up to the Closing, any subscription for Shares and that acceptance thereof is not subject to the Company having received any minimum amount of subscription proceeds.  The Investor further acknowledges and agrees that execution of this Agreement by the Investor shall not result in any obligation on the Company until such time as this Agreement shall have been duly executed by the Company and Closing shall have occurred.  Any funds received by the Company or its agent from the Investor on account of the purchase price of the Shares will be returned to the Investor (without interest or deduction) at the address indicated in Appendix I in the event the Company determines, in its sole discretion, to reject the Investor’s subscription for Shares.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives shown below:

Redquartz Atlanta, LLC                                                                _____
[Name of Investor]

By: /s/ Stephen Keaveney
Name: Stephen Keaveney

Title: Partner_______________________

Address:

Telephone:

Facsimile:

Date:              January 29, 2009

Number of Shares to be Purchased	Price Per Share in U.S. Dollars	Aggregate Price in U.S. Dollars
5,454,545	$0.275	$1,500,000

Number of Warrants: 3,750,000

Accepted and Agreed to by:

FLINT TELECOM GROUP, INC.

By:           /s/ Vincent Browne
Vincent Browne,
Chief Executive Officer

Date:                      1/29/09